Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year 2023 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--February 14, 2024--Connection (PC Connection, Inc.; NASDAQ: CNXN):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Net sales: $696.5 million, down 4.9% y/y Gross profit: $129.8 million, up 4.4% y/y Net income: $23.8 million, up 26.3% y/y Diluted EPS: $0.90, up 26.3% y/y	Net sales: $2.9 billion, down 8.8% y/y Gross profit: $511.7 million, down 2.7% y/y Net income: $83.3 million, down 6.7% y/y Diluted EPS: $3.15, down 6.6% y/y

Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the fourth quarter and year ended December 31, 2023, and that its board of directors has increased the quarterly dividend by 25% to $0.10 per share on the company’s common stock, which will be payable on March 15, 2024, to shareholders of record as of February 27, 2024.

“Throughout the year we have made significant progress growing the sale of advanced technologies and improving our profitability with record gross margins and record cash flow. The market for end-point devices remains soft, however we continue to prepare for the gradual recovery in endpoints and improvements in demand driven by A-I for modern infrastructure and multi-cloud solutions.” said Timothy McGrath, President and Chief Executive Officer of Connection.

Fourth Quarter of 2023 Results:

Net sales for the quarter ended December 31, 2023 decreased by 4.9%, year over year. Gross profit increased 4.4% while gross margin expanded 166 basis points to 18.6%, compared to the prior year quarter. Net income for the quarter ended December 31, 2023 increased by 26.3% to $23.8 million, or $0.90 per diluted share, compared to net income of $18.8 million, or $0.71 per diluted share, for the prior year quarter.

Performance by Segment:

  Net sales for the Business Solutions segment decreased by 2.9% to $272.4 million in the fourth quarter of 2023, compared to a $280.7 million in the prior year quarter. Gross profit increased by 5.2% to $63.2 million in the fourth quarter of 2023, compared to $60.0 million in the prior year quarter. Gross margin increased by 180 basis points to 23.2% due to increased sales of integrated solutions and advanced technologies, contributed primarily by services and software, which are recorded on a net basis during the fourth quarter of 2023.
  Net sales for the Public Sector Solutions segment decreased by 14.2% to $100.6 million in the fourth quarter of 2023, compared to $117.3 million in the prior year quarter. Sales to state and local governments and educational institutions decreased by 5.2% to $75.4 million, while sales to the federal government decreased by 33.3% to $25.1 million, compared to the prior year quarter. Gross profit remained flat in the fourth quarter of 2023 at $17.0 million compared to the prior year quarter. Gross margin increased by 246 basis points to 16.9% primarily due to a higher mix of software and services, which are recorded on a net basis during the fourth quarter of 2023.
  Net sales for the Enterprise Solutions segment decreased by 3.3% to $323.5 million in the fourth quarter of 2023, compared to $334.5 million in the prior year quarter. Gross profit increased by 4.8% to $49.6 million in the fourth quarter of 2023, compared to $47.3 million in the prior year quarter. Gross margin increased by 118 basis points to 15.3% primarily due to growth of advanced technologies sales which includes networking, servers, storage, software, and services during the fourth quarter of 2023.

Sales by Product Mix:

  Notebook/mobility sales decreased 17% year over year and accounted for 32% of net sales in the fourth quarter of 2023, compared to 36% of net sales in the fourth quarter of 2022.
  Software sales increased by 42% year over year and accounted for 15% of net sales in the fourth quarter of 2023 and 2022, compared to 10% of net sales in the fourth quarter of 2022.
  Networking sales increased by 36% year over year and accounted for 10% of net sales in the fourth quarter of 2023, compared to 7% of net sales in the fourth quarter of 2022.
  Accessories sales decreased by 24% year over year and accounted for 10% of net sales in the fourth quarter of 2023, compared to 13% of net sales in the fourth quarter of 2022.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2023 to $101.8 million from $100.4 million in the prior year quarter. The increase in SG&A was due to an increase in investments in our solutions business and marketing expenses. SG&A as a percentage of net sales increased to 14.6%, compared to 13.7% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales compared to the prior year quarter.

Interest income in the fourth quarter of 2023 was $4.1 million, compared to $0.8 million in the fourth quarter of 2022.

Cash and cash equivalents and short-term investments were $297.2 million at December 31, 2023, compared to $122.9 million at December 31, 2022.

Full Year 2023 Results:

Net sales for the year ended December 31, 2023 decreased by 8.8%, compared to the year ended December 31, 2022. Gross profit decreased 2.7% while gross margin expanded 111 basis points to 18.0%, compared to the year ended December 31, 2022. Net income for the year ended December 31, 2023 decreased by 6.7% to $83.3 million, or $3.15 per diluted share, compared to net income of $89.2 million, or $3.37 per diluted share, for the year ended December 31, 2022. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”)1 decreased 3% to $135.5 million for the year ended December 31, 2023, compared to $139.3 million for the year ended December 31, 2022. Adjusted Diluted Earnings per Share1, decreased to $3.23 per share for the year ended December 31, 2023, compared to $3.37 per share for the year ended December 31, 2022.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 14, 2023 at 4:30 p.m. EST to discuss its fourth quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

  substantial competition reducing our market share;
  significant price competition reducing our profit margins;
  the loss of any of our major vendors adversely affecting the number of type of products we may offer;
  virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
  service interruptions at fourth-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
  increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
  loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
  cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
  the rate of innovations in the hardware, software and services we offer as well as macroeconomics factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates have impacted and are expected to continue to impact the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

_________________________

[1] Adjusted EBITDA and Adjusted Earnings per Share are non-GAAP measures. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2023	2022
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$ 696,466	$ 732,451	(5%)
Diluted earnings per share	$ 0.90	$ 0.71	27%

Gross margin	18.6%	17.0%
Operating margin	4.0%	3.3%

Inventory turns (1)	17	11
Days sales outstanding (2)	73	70

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	32%	36%
Software	15	10
Net/Com Products	10	7
Accessories	10	13
Desktops	10	9
Displays	8	9
Servers/Storage	7	8
Other Hardware/Services	8	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,360	26,350
Closing price	$67.21	$46.90
Market capitalization	$1,771,656	$1,235,815
Trailing price/earnings ratio	21.3	13.9
LTM Net Income	$83,271	$89,219
LTM Adjusted EBITDA (3)	$135,509	$139,298

(1) Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2) Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3) LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months. See page 10 for a reconciliation.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2023		2022
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$323,469	15.3%	$334,501	14.1%
Business Solutions	272,437	23.2	280,700	21.4
Public Sector Solutions	100,560	16.9	117,250	14.5
Total	$696,466	18.6%	$732,451	17.0%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2023	2022	2023	2022

Net sales	$696,466	$732,451	$2,850,644	$3,124,996
Cost of sales	566,691	608,107	2,338,908	2,598,819
Gross profit	129,775	124,344	511,736	526,177

Selling, general and administrative expenses	101,831	100,436	405,896	405,625
Restructuring and other charges	-	-	2,687	-
Income from operations	27,944	23,908	103,153	120,552

Other income, net	4,112	764	9,961	1,083
Income tax provision	(8,278)	(5,849)	(29,843)	(32,416)
Net income	$23,778	$18,823	$83,271	$89,219

Earnings per common share:
Basic	$0.90	$0.72	$3.17	$3.40
Diluted	$0.90	$0.71	$3.15	$3.37

Shares used in the computation of earnings per common share:
Basic	26,305	26,312	26,287	26,279
Diluted	26,488	26,478	26,429	26,443

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2023	2022
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$144,954	$122,930
Short-term investments	152,232	-
Accounts receivable, net	606,834	610,280
Inventories, net	124,179	208,682
Income taxes receivable	4,348	-
Prepaid expenses and other current assets	16,092	11,900
Total current assets	1,048,639	953,792
Property and equipment, net	56,658	59,171
Right-of-use assets, net	4,340	7,558
Goodwill	73,602	73,602
Intangibles assets, net	3,428	4,648
Other assets	1,714	1,055
Total Assets	$1,188,381	$1,099,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$263,682	$232,638
Accrued payroll	20,440	24,071
Accrued expenses and other liabilities	43,843	53,808
Total current liabilities	327,965	310,517
Deferred income taxes	15,844	17,970
Operating lease liability	3,181	4,994
Other liabilities	624	170
Total Liabilities	347,614	333,651
Stockholders’ Equity:
Common stock	293	291
Additional paid-in capital	130,878	125,784
Retained earnings	760,898	686,037
Accumulated other comprehensive income	81	-
Treasury stock at cost	(51,383)	(45,937)
Total Stockholders’ Equity	840,767	766,175
Total Liabilities and Stockholders’ Equity	$1,188,381	$1,099,826

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income	$23,778	$18,823	$83,271	$89,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,198	2,978	12,654	11,978
Adjustments to credit losses reserve	33	594	1,847	3,252
Stock-based compensation expense	1,597	1,603	7,022	5,675
Deferred income taxes	(2,148)	(1,308)	(2,148)	(1,308)
Amortization of discount on short-term investments	(1,522)	-	(1,522)	-
Loss on disposal of fixed assets	9	1	572	17

Changes in assets and liabilities:
Accounts receivable	(19,270)	35,782	1,599	(6,000)
Inventories	18,064	4,634	84,503	(2,127)
Prepaid expenses and other current assets	1,016	(1,805)	(8,540)	(1,884)
Other non-current assets	(893)	(150)	(659)	(145)
Accounts payable	(502)	(25,788)	31,146	(49,056)
Accrued expenses and other liabilities	(11,071)	(16,164)	(11,791)	(14,732)
Net cash provided by operating activities	12,289	19,200	197,954	34,889

Cash Flows from Investing Activities:
Purchases of short-term investments	(101,908)	-	(150,607)	-
Purchases of property and equipment	(2,240)	(2,102)	(9,595)	(9,077)
Net cash used in investing activities	(104,148)	(2,102)	(160,202)	(9,077)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	17,321	-	88,198	36,463
Repayment of short-term borrowings	(17,321)	-	(88,198)	(36,463)
Dividend payments	(2,103)	(8,948)	(8,410)	(8,948)
Purchase of common stock for treasury shares	-	-	(5,392)	-
Issuance of stock under Employee Stock Purchase Plan	552	-	1,089	-
Payment of payroll taxes on stock-based compensation through shares withheld	(2,145)	(1,410)	(3,015)	(2,244)
Net cash used in financing activities	(3,696)	(10,358)	(15,728)	(11,192)
Increase (decrease) in cash and cash equivalents	(95,555)	6,740	22,024	14,620
Cash and cash equivalents, beginning of period	240,509	116,190	122,930	108,310
Cash and cash equivalents, end of period	$144,954	$122,930	$144,954	$122,930

Non-cash Investing Activities:
Accrued purchases of property and equipment	$90	$192	90	192
Accrued excise tax on treasury purchases	$54	$-	54	-

Supplemental Cash Flow Information:
Income taxes paid	$7,417	$2,928	$41,668	$33,687
Interest paid	$5	$-	$24	$4

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended December 31,			LTM Ended December 31, (1)
	2023	2022	% Change	2023	2022	% Change
Net income	$23,778	$18,823	26%	$83,271	$89,219	(7%)
Depreciation and amortization	3,198	2,978	7%	12,654	11,978	6%
Income tax expense	8,278	5,849	42%	29,843	32,416	(8%)
Interest expense	5	-	100%	32	10	220%
EBITDA	35,259	27,650	28%	125,800	133,623	(6%)
Restructuring and other charges (2)	-	-	0%	2,687	-	100%
Stock-based compensation	1,597	1,603	(0%)	7,022	5,675	24%
Adjusted EBITDA	$36,856	$29,253	26%	$135,509	$139,298	(3%)

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net income	$23,778	$18,823	26%	$83,271	$89,219	(7%)

Restructuring and other charges (1)	-	-	0%	2,687	-	100%
Tax benefit	-	-	0%	(709)	-	(100%)
Restructuring and other charges, net of tax	-	-	0%	1,978	-	100%

Adjusted Net Income	$23,778	$18,823	26%	$85,249	$89,219	(4%)
Diluted shares	26,488	26,478		26,429	26,443
Diluted Earnings per Share	$0.90	$0.71	26%	$3.15	$3.37	(7%)
Adjusted Diluted Earnings per Share	$0.90	$0.71	26%	$3.23	$3.37	(4%)

(1) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com